Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina L. Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX ANNOUNCES STREAMLINED ORGANIZATION

CHARLOTTE, NC — November 13, 2006 — SPX Corporation (NYSE: SPW) today announced that Executive Vice President and Chief Operating Officer Tom Riordan has submitted his resignation effective January 2, 2007, and informed the company that he intends to join Terex Corporation as its president and COO.  SPX will take this opportunity to simplify its organizational structure and eliminate the chief operating officer position.

 “Over the last few years we have made significant progress in reshaping the company around our three core platforms and driving operational excellence throughout the organization,” said SPX President and CEO Chris Kearney.  “Tom played an important role in the effective implementation of this strategy, and we wish him the best as he takes on his new responsibilities at Terex.  We have developed strong, experienced leadership over each of our business segments.  Tom’s departure provides a good opportunity to flatten the organization and have the business segment leaders report directly to me.”

To continue the centralized focus on the company’s key operating initiatives, Jim Peters will be promoted to vice president operations and, subject to board approval, appointed as a corporate officer.  In this capacity, Jim will report to Chris Kearney and be responsible for continuing to drive the company’s operational excellence initiatives inclusive of lean manufacturing and supply chain management.

“We believe Jim is the best choice to continue the success and momentum we’ve achieved in the area of operational excellence,” said Kearney.  “His strong background in lean manufacturing has contributed significantly to the success of the businesses which he has headed as a part of our senior industrial management team.”

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services and industrial products and services.  For more information visit the company’s web site at www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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